EXHIBIT 23.4

December 23, 2009

To the Directors of Genterra Inc. and
Consolidated Mercantile Incorporated

Dear Sirs,

Corporate Valuation Services Limited and James P. Catty, MA, CA, CPA, CFA, CBV, CFE, hereby consent to the filing of the attached Fairness Opinion and Genterra Inc. Formal Valuation dated January 26, 2009, and the updates thereto dated September 9, 2009 and December 11, 2009, relating to the Amalgamation of Genterra Inc. and Consolidated Mercantile Incorporated, with the Securities Exchange Commission.

Yours very truly,
CORPORATE VALUATION SERVICES LIMITED

per

James P. Catty, MA, CA•CBV, CPA/ABV, CFA, CVA, CFE.
President